Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – January 25, 2023

FVCBankcorp, Inc. Announces
Record Annual Earnings and 22% Loan Growth for 2022

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported record annual 2022 net income of $25.0 million, or $1.35 diluted earnings per share, compared to $21.9 million, or $1.20 diluted earnings per share, for 2021, a year-over-year increase of $3.1 million, or 14%. Net income for the year ended December 31, 2022 includes the Company’s portion of losses from its membership interest in Atlantic Coast Mortgage, LLC (“ACM”), which was $659 thousand, compared to income of $1.5 million for the year ended December 31, 2021. On December 15, 2022, the Company announced that the Board of Directors approved a five-for-four split of the Company’s common stock in the form of a 25% stock dividend for shareholders of record on January 9, 2023, payable on January 31, 2023. Earnings per share and all other per share information reflected herein have been adjusted for the five-for-four split of the Company’s common stock for comparative purposes.

For the quarter ended December 31, 2022, the Company reported net income of $4.9 million, or $0.27 diluted earnings per share, compared to $6.5 million, or $0.36 diluted earnings per share, for the quarter ended December 31, 2021, a decrease of $1.6 million. For the quarter ended December 31, 2022, the loss associated with its membership interest in ACM was $1.4 million, compared to income of $1.1 million for same period of 2021.

“Our record 2022 annual earnings and strong double-digit loan growth are a result of our commitment to our relationship banking model despite the economic headwinds that emerged in the last half of the year. We executed on market opportunities to add solid loan relationships, which positions us well for 2023 allowing us the ability to further manage our balance sheet. We continue to maintain our strong credit discipline, but also remain vigilant through this market volatility. We are enhancing our client relationships through the deployment of best-in-class technology during the first quarter of 2023. These technology initiatives will further support our business development teams’ ability to provide exceptional personal service to our expanding client base,” said David W. Pijor, Chairman and CEO.
Statement of Condition
Total assets were $2.34 billion at December 31, 2022 and $2.20 billion at December 31, 2021, an increase of $141.4 million, or 6%. For the fourth quarter of 2022, total assets increased $139.3 million, or 6%.

Loans receivable, net of deferred fees, were $1.84 billion at December 31, 2022 and $1.50 billion at December 31, 2021, an increase of $336.6 million, or 22%, year-over-year. Excluding loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), net of fees, net loan growth was $362.8 million, or 25% year-over-year. For the quarter, loans receivable, net of deferred fees, increased $126.0 million, or 7%. During the fourth quarter of 2022, the Company funded $111.8 million, had loan prepayments of $20.1 million, purchased $39.4 million in residential mortgage loans through ACM and experienced a reduction in warehouse line activity of $5.1 million. At December 31, 2022, loans outstanding under the warehouse lending facility to ACM totaled $42.7 million, a decrease of $29.3 million, or 41%, from $72.0 million at December 31, 2021. This decrease in warehouse line volume is consistent with the slowdown of residential mortgage loan demand in the Company’s market.

PPP loans, net of fees, totaled $2.0 million at December 31, 2022, a decrease from $28.1 million at December 31, 2021 as loans continue to be forgiven by the U.S. Small Business Administration.

Investment securities were $278.3 million at December 31, 2022 and $358.0 million at December 31, 2021. Investment securities decreased $79.7 million during the year ended December 31, 2022, primarily as a result of principal paydowns of $37.1 million and a $49.0 million decrease in the market value of the available-for-sale portfolio during

2022. The investment securities portfolio consists of primarily mortgage-backed securities which are guaranteed by either the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage association. The decrease in the market value of the investment securities portfolio was driven by the current increasing rate environment and there was no other-than-temporary impairment at December 31, 2022.

Total deposits and other borrowed funds increased $186.4 million, or 10%, to $2.10 billion at December 31, 2022 from $1.91 billion at December 31, 2021. Total deposits decreased $53.6 million, or 3%, during 2022. Noninterest-bearing deposits were $438.3 million at December 31, 2022, or 24% of total deposits. Wholesale deposits increased $173.0 million to $248.0 million during the most recent quarter and increased $213.0 million for the year ended December 31, 2022. The increase in wholesale deposits for both the quarter and year ended December 31, 2022 was a result of funding the Company’s record loan growth in addition to replacing excess liquidity used by customers to fund their business activity. Other borrowed funds were $265.0 million, $75.0 million and $25.0 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.

Shareholders’ equity at December 31, 2022 was $202.4 million, a decrease of $7.4 million, compared to $209.8 million at December 31, 2021. The decrease in shareholders’ equity was attributable to a decrease in accumulated other comprehensive income of $34.5 million, which was related to the aforementioned decrease in the market value of the Company’s available-for-sale investment securities portfolio, offset by net income recorded for the year ended December 31, 2022 totaling $25.0 million.

Book value per share at December 31, 2022 and December 31, 2021 was $11.58 and $12.23, respectively, reflecting the decrease in accumulated other comprehensive income on the available-for-sale investment securities portfolio. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at December 31, 2022 and December 31, 2021 was $11.14 and $11.76, respectively. Compared to the linked quarter, tangible book value increased 4% from $10.68 at September 30, 2022. Tangible book value per share, excluding accumulated other comprehensive income (a non-GAAP financial measure which is defined in the tables below), at December 31, 2022 and December 31, 2021 was $13.23 and $11.88, respectively. The Company has a share repurchase program under which the Company may purchase up to 1,351,075 shares of the Company’s issued and outstanding shares of common stock, par value $0.01 per share, or approximately 8% of its outstanding common stock at December 31, 2021. During the fourth quarter of 2022, the Company acquired 37,454 shares at an average price of $19.50 (including commissions) in accordance with the approved share repurchase program.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at December 31, 2022, with total risk-based capital of 13.28%, common equity tier 1 risk-based capital of 12.45%, and tier 1 leverage ratio of 10.75%.

Asset Quality

The Company recorded provision for loan losses of $729 thousand for the three months ended December 31, 2022, compared to a $500 thousand release of provision for loan losses for the year ago quarter, and a $365 thousand provision for the third quarter of 2022. For the year ended December 31, 2022, the Company recorded provision for loan losses of $2.6 million compared to a release of provision of $500 thousand for the year ended December 31, 2021. The increase in the allowance for loan losses for the three months ended December 31, 2022 was primarily related to supporting the growth recorded in the loan portfolio during the fourth quarter. The Company continues to lend to well-established and relationship-driven borrowers and has a proven track record of low historical credit losses.

The Company continues to maintain its disciplined credit guidelines adding support during the current rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics remain strong for the fourth quarter of 2022 with a marginal decrease in specific reserves to $86 thousand. The Company recorded net loan charge-offs of $2 thousand during the fourth quarter of 2022 from its purchased consumer unsecured loan portfolio, compared to net loan charge-offs of $35 thousand during the comparable 2021 period. Net charge-offs for the year ended December 31, 2022 were $417 thousand compared to $629 thousand for the year ended December 31, 2021, consistent with the Company’s track record of low historical charge-offs. The allowance for loan losses at December 31, 2022 and December 31, 2021 was $16.0 million and $13.8 million, respectively. Allowance coverage to nonperforming loans decreased to 357.0% at December 31, 2022, compared to 394.2% for the year ended December 31, 2021.

The allowance for loan losses to total loans, net of fees and excluding PPP loans, was 0.87% at December 31, 2022, compared to 0.94% at December 31, 2021. The Company does not record a reserve on ACM’s warehouse lines due to the repurchase agreement in place with ACM, and as such, the allowance for loan losses to total loans when excluding the warehouse lines was 0.89% at December 31, 2022. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 0.90% at December 31, 2022, compared to 0.99% at December 31, 2021. As of December 31, 2022, the Company accounted for its allowance under the incurred loss model. Beginning January 1, 2023, the Company will implement the provisions of the current expected credit losses accounting standard.

Nonperforming loans and loans 90 days or more past due at December 31, 2022 totaled $4.5 million, or 0.19% of total assets, composed of three commercial relationships and two consumer relationships. This compares to $3.5 million in nonperforming loans and loans 90 days or more past due at December 31, 2021, or 0.16% of total assets. The Company had no other real estate owned and has two residential mortgage loans totaling $829 thousand that qualify as troubled debt restructurings at December 31, 2022.

Income Statement
For the year ended December 31, 2022, net income was $25.0 million, an increase of $3.1 million, or 14%, compared to $21.9 million for 2021. Net income for the three months ended December 31, 2022 was $4.9 million, a decrease of $1.6 million, compared to $6.5 million for the same period of 2021. As previously mentioned, net income for the fourth quarter of 2022 includes the Company’s portion of losses from it membership interest in ACM, which totaled $1.4 million for the quarter ended December 31, 2022, compared to income of $1.1 million for same period of 2021. For the year ended December 31, 2022, the loss associated with its membership interest in ACM was $659 thousand, compared to income from ACM of $1.5 million for the year ended December 31, 2021.

For the years ended December 31, 2022 and 2021, net interest income was $65.2 million and $57.9 million, respectively, an increase of $7.3 million, or 13%. Interest income increased $12.3 million, or 18%, to $80.7 million for the year ended December 31, 2022, as compared to $68.4 million for the comparable 2021 period. PPP loan income contributed $592 thousand to interest income for the year ended December 31, 2022, compared to $5.4 million for the year ended December 31, 2021, a decrease of $4.8 million, or 89%. Interest expense totaled $15.4 million for the year ended December 31, 2022, an increase of $5.0 million, compared to $10.5 million for the comparable 2021 period, primarily a result of the rising interest rate environment.

Net interest income totaled $15.9 million, an increase of $641 thousand, or 4%, for the quarter ended December 31, 2022, compared to the year ago quarter. Interest income on loans increased $5.4 million, or 33%, for the three months ended December 31, 2022, compared to the same period of 2021. The increase in interest income for the three months ended December 31, 2022, compared to the year ago quarter was related to an increase in both loan yields, which increased 58 basis points, and the volume of average loans, which increased $300.5 million (excluding PPP loans). Loan interest income (excluding PPP interest income) increased $6.2 million, or 41%, for the three months ended December 31, 2022, as compared to the same period of 2021. PPP loan income was $37 thousand for the three months ended December 31, 2022, compared to $899 thousand for the three months ended December 31, 2021, a decrease of $862 thousand, or 96%.

The Company’s net interest margin decreased 17 basis points to 2.96% for the quarter ended December 31, 2022, compared to 3.13% for the quarter ended December 31, 2021. The decrease is primarily due to the rising rate environment and associated rising costs of funding. Net interest margin for the years ended December 31, 2022 and 2021 was 3.19% and 3.09%, respectively, an increase of 10 basis points. The increase in net interest margin during 2022 was due to the repricing of the variable rate loan portfolio earlier in the year ahead of increases in funding costs, in addition to increased loan origination volume at higher interest rates. The average yield on total loans for the fourth quarter of 2022 was 4.91%, compared to 4.64% for the linked quarter ended September 30, 2022, and 4.33% for the year ago quarter. The cost of funds, which includes noninterest-bearing deposits, increased 101 basis points to 1.50% for the fourth quarter of 2022 as compared to 0.49% for the fourth quarter of 2021. Cost of interest-bearing deposits for the fourth quarter of 2022 was 1.72%, compared to 0.63% for the fourth quarter of 2021, an increase of 109 basis points, a result of rising interest rates due to contractionary monetary policy being enacted by the Federal Reserve.

Noninterest income for the year ended December 31, 2022 was $2.8 million, compared to $4.3 million for 2021, a decrease of $1.5 million, which was primarily driven by the loss recorded from the Company’s membership interest in ACM of $659 thousand for the year ended December 31, 2022, compared to income from its membership interest in ACM of $1.5 million for the year ended December 31, 2021.

During the last several months of 2022, ACM made strategic investments through hiring top tier mortgage originators and additional support infrastructure including new branches, to position itself for the current and future mortgage environment. This investment, which has significantly increased ACM’s overhead expenses ahead of future earnings, coupled with historically low origination volumes and tighter margins, have caused short-term losses that were not previously forecast or budgeted. However, ACM has significant cash reserves to draw from and it is expected that these strategic investments will buoy ACM as a top mortgage originator in the Company’s region within the next several years. The Company continues to benefit from synergies created by its ACM investment, including warehouse line activity, loan purchases and customer referrals.

Noninterest income reported for the quarter ended December 31, 2022 was a loss of $10 thousand while noninterest income for the quarter ended December 31, 2021 totaled $1.8 million. The Company recorded a loss of $787 thousand on its minority membership interests for the three months ended December 31, 2022 compared to income of $1.1 million for the year ago quarter. The Company recorded a loss on its membership interest with ACM of $1.4 million, offset by fair value gains for other equity investments made by the Company. Fee income from loans was $74 thousand for the quarter ended December 31, 2022, compared to $36 thousand for the fourth quarter of 2021. Service charges on deposit accounts and other fee income totaled $347 thousand for the fourth quarter of 2022, a decrease of $35 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $108 thousand to $356 thousand for the three months ended December 31, 2022, compared to $248 thousand for the same period of 2021, as the Company purchased additional BOLI totaling $15 million during the second quarter of 2022.

For each of the years ended December 31, 2022 and 2021, noninterest expense was $34.5 million. For the years ended December 31, 2022 and 2021, noninterest expense included merger-related expenses totaling $125 thousand and $1.4 million, respectively, associated with the Company’s proposed merger with Blue Ridge Bankshares, Inc., which was mutually terminated by both companies on January 20, 2022. When excluding merger-related expenses, noninterest expense for the years ended December 31, 2022 and 2021 was $34.3 million and $33.1 million, respectively, an increase of $1.2 million, or 4%, which was primarily a result increases in salaries and benefits expenses, offset by a year-over-year decrease in professional fees of $279 thousand, which were attributable to the Company’s membership interest purchase in ACM during 2021.

Noninterest expense was $9.2 million and $9.0 million for the quarters ended December 31, 2022 and 2021, respectively, an increase of $198 thousand, or 2%. Occupancy and equipment expense increased $72 thousand during the fourth quarter of 2022 when compared to the year ago quarter. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) decreased $96 thousand for the fourth quarter of 2022 when compared to the year ago quarter, primarily as a result of reduced workout expenses in an continued effort to further mitigate credit risk and potential loss.

The efficiency ratios, excluding merger-related expenses, for the years ended December 31, 2022 and 2021, were 50.4% and 53.2%, respectively, an improvement of 5% year-over-year as the Company increased revenues and continued to leverage technology. A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.0 million for the three months ended December 31, 2022, compared to $2.0 million for the same period of 2021. The effective tax rates for the three months ended December 31, 2022 and 2021 were 17.4% and 23.3%, respectively. The effective tax rate for the three months ended December 31, 2022 was less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during the aforementioned period. For the years ended December 31, 2022 and 2021, provision for income taxes was $6.0 million and $6.3 million, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.34 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: general business and economic conditions nationally or in the markets that the Company serves; changes in the level of the Company’s nonperforming assets and charge-offs; changes in the assumptions underlying the establishment of reserves for possible loan losses; the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and the ability to sell collateral upon any foreclosure; credit risk, market risk, and liquidity risk affecting the Company’s securities portfolio, as well as changes in the estimates used to value the securities in the portfolio; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the impact of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers, which may result in, among other things, increased delinquencies, defaults, foreclosures and losses on loans; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; technological changes, including potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended		For the Years Ended December 31,
	12/31/2022	12/31/2021	2022	2021
Selected Balances
Total assets	$2,344,322	$2,202,924
Total investment securities	293,945	364,410
Total loans, net of deferred fees	1,840,434	1,503,849
Allowance for loan losses	(16,040)	(13,829)
Total deposits	1,830,162	1,883,769
Subordinated debt	19,565	19,510
Other borrowings	265,000	25,000
Total stockholders’ equity	202,382	209,796
Summary Results of Operations
Interest income	$23,341	$17,487	$80,682	$68,428
Interest expense	7,462	2,249	15,438	10,481
Net interest income	15,879	15,238	65,244	57,947
Provision for (reversal of) loan losses	729	(500)	2,629	(500)
Net interest income after provision for loan losses	15,150	15,738	62,615	58,447
Noninterest income - loan fees, service charges and other	421	418	1,667	1,844
Noninterest income - bank owned life insurance	356	248	1,200	994
Noninterest income - minority membership interest	(787)	1,100	(33)	1,464
Noninterest expense	9,202	9,004	34,460	34,540
Income before taxes	5,938	8,500	30,989	28,209
Income tax expense	1,035	1,983	6,005	6,276
Net income	4,903	6,517	24,984	21,933
Per Share Data
Net income, basic (5)	$0.28	$0.38	$1.43	$1.29
Net income, diluted (5)	$0.27	$0.36	$1.35	$1.20
Book value (5)	$11.58	$12.23
Tangible book value (1)(5)	$11.14	$11.76
Tangible book value, excluding accumulated other comprehensive losses (1)(5)	$13.23	$11.88
Shares outstanding	17,475,668	13,727,045
Selected Ratios
Net interest margin (2)	2.96%	3.13%	3.19%	3.09%
Return on average assets (2)	0.89%	1.27%	1.18%	1.11%
Return on average equity (2)	9.87%	12.55%	12.34%	10.92%
Efficiency (3)	57.99%	52.95%	50.62%	55.49%
Loans, net of deferred fees to total deposits	100.56%	79.83%
Noninterest-bearing deposits to total deposits	23.95%	30.86%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$4,903	$6,517	$24,984	$21,933
Add: Merger and acquisition expense	—	338	125	1,445
Add: Accelerated debt issuance costs	—	—	—	380
Subtract: Gains on sales of other real estate owned	—	(236)	—	(236)
Less: provision for income taxes associated with non-GAAP adjustments	—	(23)	(28)	(358)
Net income, as adjusted	$4,903	$6,596	$25,081	$23,164
Net income, diluted, on an operating basis (5)	$0.27	$0.36	$1.36	$1.27
Return on average assets (non-GAAP operating earnings)	0.89%	1.29%	1.18%	1.17%
Return on average equity (non-GAAP operating earnings)	9.87%	12.71%	12.39%	11.53%
Efficiency ratio (non-GAAP operating earnings) (3)	57.99%	52.35%	50.43%	53.22%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	8.86%	9.82%
Tier 1 leverage (to average assets)	10.75%	10.55%
Asset Quality
Nonperforming loans and loans 90+ past due	$4,493	$3,508
Performing troubled debt restructurings (TDRs)	829	92
Other real estate owned	—	—
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.19%	0.16%
Nonperforming assets to total assets	0.19%	0.16%
Nonperforming assets (including TDRs) to total assets	0.23%	0.16%
Allowance for loan losses to loans	0.87%	0.92%
Allowance for loan losses to loans, excluding PPP loans	0.87%	0.94%
Allowance for loan losses to nonperforming loans	357.00%	394.21%
Net charge-off (recoveries)	$2	$35	$417	$629
Net charge-offs (recoveries) to average loans (2)	0.00%	0.01%	0.03%	0.04%
Selected Average Balances
Total assets	$2,202,407	$2,047,130	$2,125,066	$1,978,220
Total earning assets	2,126,032	1,932,262	2,044,618	1,873,037
Total loans, net of deferred fees, excluding PPP	1,742,734	1,442,284	1,608,965	1,357,849
Total deposits	1,811,098	1,765,496	1,807,693	1,686,468
Other Data
Noninterest-bearing deposits	$438,269	$581,293
Interest-bearing checking, savings and money market	883,480	1,071,059
Time deposits	260,421	196,417
Wholesale deposits	247,992	35,000

(1) Non-GAAP Reconciliation	For the Period Ended December 31,
(Dollars in thousands, except per share data)	2022	2021

Total stockholders’ equity	$202,382	$209,796
Less: goodwill and intangibles, net	(7,790)	(8,052)
Tangible Common Equity	$194,592	$201,744
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(36,568)	(2,043)
Tangible Common Equity excluding AOCI	$231,160	$203,787

Book value per common share (5)	$11.58	$12.23
Less: intangible book value per common share (5)	(0.44)	(0.47)
Tangible book value per common share (5)	$11.14	$11.76
Add: AOCI (loss) per common share (5)	(2.09)	(0.12)
Tangible book value per common share, excluding AOCI (5)	$13.23	$11.88
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.
(5) Amounts for all periods reflect the effect of a 25% stock dividend declared on December 15, 2022.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	12/31/2022	9/30/2022	% Change Current Quarter	12/31/2021	% Change From Year Ago
Cash and due from banks	$7,253	$11,820	-38.6%	$24,613	-70.5%
Interest-bearing deposits at other financial institutions	74,300	56,522	31.5%	216,345	-65.7%
Investment securities	278,333	282,479	-1.5%	358,038	-22.3%
Restricted stock, at cost	15,612	9,061	72.3%	6,372	145.0%
Loans, net of fees:
Commercial real estate	1,097,302	1,027,562	6.8%	903,770	21.4%
Commercial and industrial	242,546	207,569	16.9%	173,540	39.8%
Paycheck protection program	1,951	3,134	-37.7%	28,130	-93.1%
Commercial construction	147,272	150,729	-2.3%	186,912	-21.2%
Consumer real estate	343,710	316,389	8.6%	201,336	70.7%
Consumer nonresidential	7,653	9,090	-15.8%	10,161	-24.7%
Total loans, net of fees	1,840,434	1,714,473	7.3%	1,503,849	22.4%
Allowance for loan losses	(16,040)	(15,313)	4.7%	(13,829)	16.0%
Loans, net	1,824,394	1,699,160	7.4%	1,490,020	22.4%

Premises and equipment, net	1,220	1,290	-5.4%	1,584	-23.0%
Goodwill and intangibles, net	7,790	7,849	-0.8%	8,052	-3.3%
Bank owned life insurance (BOLI)	55,371	55,016	0.6%	39,171	41.4%
Other assets	80,049	81,787	-2.1%	58,729	36.3%

Total Assets	$2,344,322	$2,204,984	6.3%	$2,202,924	6.4%

Deposits:
Noninterest-bearing	$438,269	$513,711	-14.7%	$581,293	-24.6%
Interest-bearing checking	578,340	710,599	-18.6%	739,046	-21.7%
Savings and money market	305,140	361,169	-15.5%	332,013	-8.1%
Time deposits	260,421	228,805	13.8%	196,417	32.6%
Wholesale deposits	247,992	75,000	230.7%	35,000	608.5%
Total deposits	1,830,162	1,889,284	-3.1%	1,883,769	-2.8%

Other borrowed funds	265,000	75,000	253.3%	25,000	960.0%
Subordinated notes, net of issuance costs	19,565	19,551	0.1%	19,510	0.3%
Other liabilities	27,213	26,514	2.6%	64,849	-58.0%

Stockholders’ equity	202,382	194,635	4.0%	209,796	-3.5%

Total Liabilities & Stockholders’ Equity	$2,344,322	$2,204,984	6.3%	$2,202,924	6.4%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	12/31/2022	9/30/2022	% Change Current Quarter	12/31/2021	% Change From Year Ago
Net interest income	$15,879	$17,526	-9.4%	$15,238	4.2%
Provision for (reversal of) loan losses	729	365	99.7%	(500)	-245.8%
Net interest income after provision for loan losses	15,150	17,161	-11.7%	15,738	-3.7%

Noninterest income:
Fees on loans	74	32	131.3%	36	105.6%
Service charges on deposit accounts	248	241	2.9%	261	-5.0%
BOLI income	356	352	1.1%	248	43.5%
(Loss) income from minority membership interest	(787)	(160)	391.9%	1,100	-171.5%
Other fee income	99	110	-10.0%	121	-18.2%
Total noninterest income	(10)	575	-101.7%	1,766	-100.6%

Noninterest expense:
Salaries and employee benefits	5,223	5,202	0.4%	5,257	-0.6%
Occupancy and equipment expense	924	676	36.7%	852	8.5%
Data processing and network administration	615	595	3.4%	570	7.9%
State franchise taxes	509	509	0.0%	496	2.6%
Professional fees	325	235	38.3%	276	17.8%
Merger and acquisition expense	—	—	0.0%	338	-100.0%
Gain on sale of other real estate owned	—	—	0.0%	(236)	-100.0%
Other operating expense	1,606	1,382	16.2%	1,451	10.7%
Total noninterest expense	9,202	8,599	7.0%	9,004	2.2%
Net income before income taxes	5,938	9,137	-35.0%	8,500	-30.1%
Income tax expense	1,035	2,094	-50.6%	1,983	-47.8%
Net Income	$4,903	$7,043	-30.4%	$6,517	-24.8%

Earnings per share - basic (1)	$0.28	$0.40	-30.4%	$0.38	-26.4%
Earnings per share - diluted (1)	$0.27	$0.38	-30.5%	$0.36	-25.4%
Weighted-average common shares outstanding - basic (1)	17,485,715	17,484,740		17,113,048
Weighted-average common shares outstanding - diluted (1)	18,489,595	18,465,124		18,325,171

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,903	$7,043		$6,517
Add: Merger and acquisition expense	—	—		338
Subtract: Gain on sale of other real estate owned	—	—		(236)
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—		(23)
Net Income, Operating earnings (non-GAAP)	$4,903	$7,043		$6,596
Earnings per share - basic (non-GAAP operating earnings) (1)	$0.28	$0.40		$0.39
Earnings per share - diluted (non-GAAP operating earnings) (1)	$0.27	$0.38		$0.36

Return on average assets (non-GAAP operating earnings)	0.89%	1.32%		1.29%
Return on average equity (non-GAAP operating earnings)	9.87%	13.87%		12.71%
Efficiency ratio (non-GAAP operating earnings)	57.99%	47.51%		52.35%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,903	$7,043		$6,517
Add: Provision for (reversal of) loan losses	729	365		(500)
Add: Merger and acquisition expense	—	—		338
Add: Income tax expense	1,035	2,094		1,983
Pre-tax pre-provision income (non-GAAP)	$6,667	$9,502		$8,338
Earnings per share - basic (non-GAAP pre-tax pre-provision) (1)	$0.38	$0.54		$0.49
Earnings per share - diluted (non-GAAP pre-tax pre-provision) (1)	$0.36	$0.51		$0.46

Return on average assets (non-GAAP operating earnings)	1.21%	1.77%		1.63%
Return on average equity (non-GAAP operating earnings)	13.42%	18.71%		16.06%
(1) Amounts for all periods reflect the effect of a 25% stock dividend declared on December 15, 2022.

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Years Ended
	12/31/2022	12/31/2021	% Change From Year Ago
Net interest income	$65,244	$57,947	12.6%
Provision for (reversal of) loan losses	2,629	(500)	-625.8%
Net interest income after provision for loan losses	62,615	58,447	7.1%

Noninterest income:
Fees on loans	232	110	110.9%
Service charges on deposit accounts	954	1,028	-7.2%
BOLI income	1,200	994	20.7%
(Loss) income from minority membership interest	(33)	1,464	-102.3%
Other fee income	481	706	-31.9%
Total noninterest income	2,834	4,302	-34.1%

Noninterest expense:
Salaries and employee benefits	20,316	18,980	7.0%
Occupancy and equipment expense	3,252	3,290	-1.2%
Data processing and network administration	2,303	2,203	4.5%
State franchise taxes	2,036	1,983	2.7%
Professional fees	1,210	1,489	-18.7%
Merger and acquisition expense	125	1,445	-91.3%
Gain on sale of other real estate owned	—	(236)	-100.0%
Other operating expense	5,218	5,386	-3.1%
Total noninterest expense	34,460	34,540	-0.2%
Net income before income taxes	30,989	28,209	9.9%
Income tax expense	6,005	6,276	-4.3%
Net Income	$24,984	$21,933	13.9%

Earnings per share - basic (1)	$1.43	$1.29	11.5%
Earnings per share - diluted (1)	$1.35	$1.20	12.3%
Weighted-average common shares outstanding - basic (1)	17,431,098	17,062,074
Weighted-average common shares outstanding - diluted (1)	18,483,577	18,226,711

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$24,984	$21,933
Add: Merger and acquisition expense	125	1,445
Add: Accelerated debt issuance costs	—	380
Subtract: Gain on sale of other real estate owned	—	(236)
Subtract: provision for income taxes associated with non-GAAP adjustments	(28)	(358)
Net Income, Operating earnings (non-GAAP)	$25,081	$23,164
Earnings per share - basic (non-GAAP operating earnings) (1)	$1.44	$1.36
Earnings per share - diluted (non-GAAP operating earnings) (1)	$1.36	$1.27

Return on average assets (non-GAAP operating earnings)	1.18%	1.17%
Return on average equity (non-GAAP operating earnings)	12.39%	11.53%
Efficiency ratio (non-GAAP operating earnings)	50.43%	53.22%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$24,984	$21,933
Add: Provision for (reversal of) loan losses	2,629	(500)
Add: Merger and acquisition expense	125	1,445
Add: Accelerated debt issuance costs	—	380
Add: Income tax expense	6,005	6,276
Pre-tax pre-provision income (non-GAAP)	$33,743	$29,534
Earnings per share - basic (non-GAAP pre-tax pre-provision) (1)	$1.94	$1.73
Earnings per share - diluted (non-GAAP pre-tax pre-provision) (1)	$1.83	$1.62

Return on average assets (non-GAAP operating earnings)	1.59%	1.49%
Return on average equity (non-GAAP operating earnings)	16.66%	14.70%
(1) Amounts for all periods reflect the effect of a 25% stock dividend declared on December 15, 2022.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	12/31/2022			9/30/2022			12/31/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance		Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable net of fees (1)
Commercial real estate	$1,056,611	$11,791	4.46%	$1,003,052	$11,195	4.46%	$890,046	$	$9,191	4.13%
Commercial and industrial	186,785	3,079	6.59%	180,111	2,419	5.37%	137,000		1,543	4.51%
Paycheck protection program	2,492	37	5.90%	4,752	102	8.55%	43,682		899	8.23%
Commercial construction	149,080	2,382	6.39%	156,429	2,163	5.53%	195,593		2,341	4.79%
Consumer real estate	314,415	3,513	4.47%	272,849	2,879	4.22%	155,657		1,556	4.00%
Warehouse facilities	27,380	445	6.51%	40,873	407	3.99%	56,177		380	2.71%
Consumer nonresidential	8,463	183	8.66%	9,455	179	7.57%	7,811		164	8.38%
Total loans	1,745,226	21,430	4.91%	1,667,521	19,344	4.64%	1,485,966		16,074	4.33%

Investment securities (2)(3)	344,011	1,645	1.91%	349,407	1,578	1.81%	309,348		1,360	1.76%
Interest-bearing deposits at other financial institutions	36,795	269	2.90%	40,814	171	1.66%	136,948		56	0.16%
Total interest-earning assets	2,126,032	23,344	4.39%	2,057,742	21,093	4.10%	1,932,262		17,490	3.62%

Non-interest earning assets:
Cash and due from banks	807			4,958			18,502
Premises and equipment, net	1,284			1,344			1,634
Accrued interest and other assets	89,616			92,985			109,084
Allowance for loan losses	(15,332)			(15,072)			(14,352)

Total Assets	$2,202,407			$2,141,957			$2,047,130

Interest-bearing liabilities:
Interest checking	$670,540	$2,634	1.56%	$737,907	$1,320	0.71%	$641,776		$921	0.57%
Savings and money market	303,137	1,150	1.51%	314,105	727	0.92%	328,798		402	0.49%
Time deposits	238,795	1,267	2.11%	213,845	752	1.41%	204,957		525	1.02%
Wholesale deposits	133,092	798	2.38%	41,957	93	0.88%	35,000		50	0.57%
Total interest-bearing deposits	1,345,564	5,849	1.72%	1,307,814	2,892	0.88%	1,210,531		1,898	0.63%

Other borrowed funds	145,424	1,356	3.70%	81,902	415	2.01%	25,088		89	1.41%
Subordinated notes, net of issuance costs	19,556	257	5.23%	19,542	258	5.23%	19,518		262	5.32%
Total interest-bearing liabilities	1,510,544	7,462	1.96%	1,409,258	3,565	1.01%	1,255,137		2,249	0.72%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	465,534			506,700			554,965
Other liabilities	27,635			22,910			29,383

Stockholders’ equity	198,694			203,089			207,645

Total Liabilities and Stockholders' Equity	$2,202,407			$2,141,957			$2,047,130

Net Interest Margin		15,882	2.96%		17,528	3.38%			15,241	3.13%

(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended December 31, 2022 and 2021 is $2 and $2, respectively. For the three months ended September 30, 2022, the taxable equivalent adjustment to interest income is $2.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Years Ended
	12/31/2022			12/31/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$978,983	$42,646	4.36%	$832,138	$35,104	4.22%
Commercial and industrial	172,428	9,228	5.35%	118,185	5,668	4.80%
Paycheck protection program	9,112	592	6.50%	105,980	5,410	5.11%
Commercial construction	165,088	8,762	5.31%	209,957	9,790	4.66%
Consumer real estate	240,055	10,079	4.20%	157,845	6,374	4.04%
Warehouse facilities	43,268	1,612	3.73%	28,155	770	2.74%
Consumer nonresidential	9,143	705	7.71%	11,569	858	7.41%
Total loans	1,618,077	73,624	4.55%	1,463,829	63,974	4.37%

Investment securities (2)(3)	352,064	6,382	1.81%	211,221	4,206	1.99%
Interest-bearing deposits at other financial institutions	74,477	685	0.92%	197,987	260	0.13%
Total interest-earning assets	2,044,618	80,691	3.95%	1,873,037	68,440	3.65%

Non-interest earning assets:
Cash and due from banks	873			18,556
Premises and equipment, net	1,410			1,578
Accrued interest and other assets	92,761			99,562
Allowance for loan losses	(14,596)			(14,513)

Total Assets	$2,125,066			$1,978,220

Interest-bearing liabilities:
Interest checking	$724,881	$5,966	0.82%	$587,151	$3,224	0.55%
Savings and money market	315,653	2,662	0.84%	303,317	1,421	0.47%
Time deposits	203,719	2,908	1.43%	230,668	2,783	1.21%
Wholesale deposits	61,478	932	1.52%	37,657	173	0.46%
Total interest-bearing deposits	1,305,731	12,468	0.95%	1,158,793	7,601	0.66%

Other borrowed funds	70,299	1,939	2.76%	25,022	347	1.39%
Subordinated notes, net of issuance costs	19,535	1,031	5.28%	37,856	2,533	6.69%
Total interest-bearing liabilities	1,395,565	15,438	1.11%	1,221,671	10,481	0.86%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	501,962			527,675
Other liabilities	25,059			27,988

Stockholders’ equity	202,480			200,886

Total Liabilities and Stockholders' Equity	$2,125,066			$1,978,220

Net Interest Margin		65,253	3.19%		57,959	3.09%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $9 and $12 for the years ended December 31, 2022 and 2021, respectively.
(3)The average balances for investment securities includes restricted stock.